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                                                                      EXHIBIT 11

                             APPLIED INNOVATION INC.

              Statement Regarding Computation of Earnings Per Share
     For the three- and nine-month periods ended September 30, 2000 and 1999
                                   (unaudited)

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

                                                                  2000                                1999
                                                     Three-months      Nine-months      Three-months       Nine-months
                                                     -------------     -----------      -------------      -----------
Weighted average number of common
 shares outstanding - used for
 computation of basic earnings per share                  15,695,574       15,528,872        15,526,895        15,657,586

Add net shares issuable pursuant to stock
 option plans less shares assumed
 repurchased at the average market price                     575,954          431,902            34,388            35,287
                                                          ----------       ----------        ----------        ----------

Number of shares for computation of
 diluted earnings per share                               16,271,528       15,960,774        15,561,283        15,692,873
                                                          ==========       ==========        ==========        ==========

Net income for basic and diluted
 earnings per share                                       $2,799,405       $6,639,900        $1,510,112        $4,457,897


Basic earnings per share                                  $     0.18       $     0.43        $     0.10        $     0.28
                                                          ==========       ==========        ==========        ==========

Diluted earnings per share                                $     0.17       $     0.42        $     0.10        $     0.28
                                                          ==========       ==========        ==========        ==========
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